EXHIBIT 99.1

FOR IMMEDIATE RELEASE	November 14, 2006

PROPEX INC. ANNOUNCES 2006 THIRD QUARTER

FINANCIAL RESULTS

Chattanooga, Tennessee, November 14, 2006 – Propex Inc. today announced 2006 third quarter financial results.

On January 31, 2006, the Company acquired all the outstanding capital stock of SI Concrete Systems Corporation (now Propex Concrete Systems Corporation) and SI Geosolutions Corporation (now Propex Geosolutions Corporation), collectively known as SI, for approximately $232.6 million including certain purchase price adjustments and direct acquisition costs. These results include SI’s results of operations from January 31, 2006.

	For the Quarter Ended September 30,			Nine Months Ended September 30,
	(dollars in millions)
	2006	2005	% Increase/ (Decrease)	2006	2005	% Increase/ (Decrease)
Income before income taxes	$(11.5)	$12.1	NM	$15.0	$25.5	-41.2%
Interest expense	8.7	5.7	52.6%	30.0	16.9	77.5%
Depreciation and amortization	7.9	5.9	33.9%	22.4	15.3	46.4%

Income before interest, income taxes, depreciation and amortization (EBITDA) (a)	$5.1	$23.7	-78.5%	$67.4	$57.7	16.8%

(a) –	EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA with certain adjustments. However, EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of
EBITDA may differ from those of other companies.

Net Revenue

For the three months ended September 30, 2006, total net revenue increased $28.4 million, or 17.1%, to $194.6 million from $166.2 million in the corresponding period of the prior year. This net revenue increase is due to an increase in North America geosynthetic net revenue of $18.2 million, an increase in North America industrial products net revenue of $10.0 million, an increase in Europe net revenue of $3.6 million and concrete fiber net revenues of $18.3 million. These segment increases were partially offset by a $21.3 million net revenue decrease in North America furnishings and a $0.4 million decrease in Brazil. In addition, a softening of the general economic trends negatively impacted revenues.

For the nine months ended September 30, 2006, total net revenue increased $95.5 million, or 19.3%, to $591.3 million from $495.8 million in the corresponding period of the prior year. This net revenue increase is due to an increase in North America geosynthetic net revenue of $50.6 million, an increase in North America industrial products net revenue of $26.5 million, an increase in Europe net revenue of $3.9 million and concrete fiber net revenues of $48.0 million. These segment increases were partially offset by a $31.9 million net revenue decrease in North America furnishings and a $1.6 million decrease in Brazil. In addition, a softening of the general economic trends negatively impacted revenues.

For the North America geosynthetic and North America industrial segments, the net revenue increase for both the quarter and year-to-date periods was primarily due to the inclusion of SI’s revenues for the post January 31st period and the successful pass-through of higher raw material costs. For the furnishings segment, the net revenue decrease for both the quarter and year-to-date periods was primarily due to volume decreases in carpet backing resulting from the backward integration efforts of Shaw Industries and Mohawk Industries, Inc., two of our largest customers during 2005. Partially offsetting this was the inclusion of revenue from the furnishing segment related to the SI acquisition. The increase in net revenue in Europe for the three months and nine months ended September 30, 2006 reflects favorable product mix changes, the beginnings of improvement in the European economy with somewhat improved consumer spending, and the partial pass-through of higher raw material costs. The net revenue decrease for Brazil for both the quarter and year-to-date periods was due to the negative impact of Brazil’s recent tight monetary policy on general commercial activity and specifically the agricultural sector into which many of our products are sold and capacity additions by our competitors. The concrete fiber revenues for the three and nine months ended September 30, 2006 relate entirely to the business acquired from SI, therefore there are no comparable net revenue amounts for the three months and nine months ended September 30, 2005.

The following table compares revenue performance for the three and the nine months ended September 30, 2006 with the prior year:

	Three Months Ended September 30,			Nine months Ended September 30,
	(dollars in millions)
	2006	2005	% Increase	2005	2005	% Increase
Net revenue
North America (a)
Furnishings	$79.6	$100.9	(21.1%)	$264.5	$296.4	(10.8%)
Geosynthetics	40.4	22.2	82.0%	111.4	60.8	83.2%
Industrial Fabrics	21.7	11.7	85.5%	64.3	37.8	70.1%
Concrete fiber	18.3	—	NM	48.0	—	NM
Europe	24.4	20.8	17.3%	75.2	71.3	5.5%
Brazil	10.2	10.6	(3.8%)	27.9	29.5	(5.4%)

Total net revenue	$194.6	$166.2	17.1%	$591.3	$495.8	19.3%

NM – Not meaningful

(a) – includes United Kingdom for concrete fiber

Cost of Sales

For the three months ended September 30, 2006, cost of sales increased 15.7% to $160.3 million from $138.6 million in the corresponding period of the prior year. The increase in cost of sales primarily reflects the inclusion of SI results for the post January 31st period. As a percentage of net revenue, cost of sales decreased slightly to 82.4% in the three months ended September 30, 2006 from 83.3% in the corresponding period of the prior year, primarily due to higher margins across most U.S. products and European restructuring-related cost reductions.

For the nine months ended September 30, 2006, cost of sales increased 17.4% to $488.4 million from $415.9 million in the corresponding period of the prior year. The increase in cost of sales primarily reflects the inclusion of SI results for the post January 31st period and the effects of the $7.7 million inventory fair value adjustment related to the SI Acquisition purchase accounting during the first quarter, which has been recognized in cost of sales during the nine month-period ended September 30, 2006. As a percentage of net revenue, cost of sales decreased slightly to 82.6% in the nine months ended September 30, 2006 from 83.9% in the corresponding period of the prior year, primarily due to higher margins across most U.S. products and European restructuring-related cost reductions partially offset by the inventory fair value adjustment amortization in the first quarter.

For the three and nine months ended September 30, 2006, higher margins are the result of improved average selling prices, which increased at a rate greater than that of raw material costs. Also, product mix for the three and nine months ended September 30, 2006 shifted toward higher margin products.

Selling, General and Administrative Expenses

For the three months ended September 30, 2006, selling, general and administrative expenses increased to $27.1 million from $15.6 million in the corresponding period of the prior year. The increase in selling, general and administrative expenses primarily reflects the inclusion of SI’s overhead costs for the post January 31st period, partly offset by lower costs due to the elimination of redundant selling, general and administrative costs through the Company’s integration efforts. As a percentage of net revenue, selling, general and administrative expenses increased to 13.9% in the three months ended September 30, 2006 from 9.4% in the corresponding period of the prior year as a result of the partial year duplicative expenses and the inclusion of the concrete segment which has inherently higher expenses given the higher selling expenses associated with this product line.

For the nine months ended September 30, 2006, selling, general and administrative expenses increased to $78.6 million from $43.9 million in the corresponding period of the prior year. The increase in selling, general and administrative expenses primarily reflects the inclusion of SI’s overhead costs for the post January 31st period. As a percentage of net revenue, selling, general and administrative expenses increased to 13.3% in the nine months ended September 30, 2006 from 8.9% in the corresponding period of the prior year as a result of the partial year duplicative expenses and the inclusion of the concrete segment which has inherently higher expenses given the higher selling expenses associated with this product line. We expect these costs to decrease as a percentage of sales with the elimination of redundant selling, general and administrative costs, which was largely completed during the second and third quarters of 2006.

In-process research and development charge

For the three months ended September 30, 2006 and 2005, there were no in-process research and development charges.

For the nine months ended September 30, 2006, as part of the SI Acquisition during the first quarter, there was an in-process research and development charge of $3.7 million. There was no comparable amount for the corresponding period of the prior year.

Pension curtailment gain and settlement loss

During the quarter ended September 30, 2006, the Company recorded a settlement loss of $0.6 million related to lump-sum distributions to former employees of the Company from the hourly and salaried U.S. pension plans. The plans experienced a significant number of lump-sum distributions during the third quarter of 2006 related to employees terminated as a result of restructuring.

For the nine months ended September 30, 2006, the gain on curtailment of pension plans, net of settlement loss was a net expense of $0.2. During the third quarter of 2005, the Company recorded a $6.0 million curtailment gain for the reduction in the projected benefit obligation related to the U.S. pension plan for salary employees.

Restructuring and other similar costs

For the three months ended September 30, 2006, restructuring and other similar costs were $3.9 million related to severance costs to eliminate redundant selling, general and administrative overhead costs created by the SI Acquisition. There was no comparable amount for the corresponding period of the prior year.

For the nine months ended September 30, 2006, restructuring and other similar costs were $10.3 million related to severance costs to eliminate redundant selling, general and administrative overhead costs created by the SI Acquisition. There was no comparable amount for the corresponding period of the prior year.

Impairment of long-lived assets

During the third quarter of 2006, based on current market value estimates received as part of the plan to engage a marketing firm for the sale of the Seneca facility, the Company determined that the fair values of the facility and certain equipment were below carrying value. For the three months ended September 30, 2006, the Company recorded an impairment charge on land, land improvements and building of approximately $3.2 million and an impairment charge on equipment of $0.2 million. As of September 30, 2006, the Seneca, South Carolina facility was not being actively marketed and did not meet the criteria for classification as Held for Sale. The Seneca assets are included in North American assets for segment reporting.

For the nine months ended September 30, 2006, impairment of long-lived assets was $8.9 million, of which $5.7 million related to the Seneca, South Carolina facility closure and impairment of equipment, which will not be relocated to another plant, and $3.2 million related to impairment of land, land improvements and building. The amount of the equipment impairment was determined based on the remaining value of the assets in light of the decision to dispose of such assets as compared to the carrying value at the decision to close the Seneca facility. There were no such impairment charges in the corresponding period of the prior year.

Gain from sale of Roanoke plant

For the nine months ended September 30, 2006, we recorded a $44.5 million gain related to the sale of our Roanoke, Alabama carpet backing plant to a Mohawk Industries, Inc. affiliate in April 2006. This gain results from the excess of the $73.0 million in adjusted sales proceeds over the net book value of $28.5 million. There were no such asset sales in the corresponding periods of the prior year.

Income before Interest and Taxes

	Three Months Ended September 30,			Nine Months Ended September 30,
	(dollars in millions)
	2006	2005	% Increase/ (decrease)	2006	2005	% Increase/ (decrease)
Income before interest and taxes
North America
Furnishings	$4.6	$16.1	(71.4)%	$19.3	$37.0	(47.8)%
Geosynthetics	(1.8)	3.2	NM	(6.4)	4.7	NM
Industrial products	(2.9)	(1.5)	NM	(5.1)	(1.6)	NM
Concrete fiber	(0.2)	—	NM	(10.3)	—	NM
Europe	(1.9)	(0.3)	NM	1.8	(0.1)	NM
Brazil	(0.2)	0.4	NM	0.8	2.1	(61.9%)

Segment income	(2.4)	17.9	NM	0.1	42.1	(99.8%)
Reconciling items:
Gain on sale of Roanoke	—	—	NM	(44.5)	—	NM

Income before interest and taxes	$(2.4)	$17.9	NM	$44.6	$42.1	5.9%

NM – Percentage change not meaningful.

(a) – includes United Kingdom for concrete fiber

For the three months ended September 30, 2006, income (loss) before interest and taxes decreased $20.3 million to a loss of $2.4 million from income of $17.9 million in the corresponding period of the prior year. The decrease resulted primarily from operating losses of the segments. For the three months ended September 30, 2006, North America geosynthetics had a loss of $1.8 million, North America industrial products had a loss of $2.9 million, North America concrete fiber had a loss of $0.2 million, Europe had a loss for the quarter of $1.9 million and Brazil had segment loss of $0.2 million. The segment losses were partially offset by income from North America furnishings of $4.6 million. For the three months ended September 30, 2006, total non-recurring acquisition and restructuring related charges of $11.3 million, recorded in cost of sales and as operating expense, negatively impacted earnings.

For the nine months ended September 30, 2006, income before interest and taxes increased $2.5 million, or 5.9%, to $44.6 million from $42.1 million in the corresponding period of the prior year. This increase resulted primarily from the $44.5 million gain on the sale of our Roanoke facility, which is not included in our segment income. This gain was offset by several non-recurring acquisition and restructuring related charges, including the $7.7 million amortization of the inventory fair value adjustment related to purchase accounting recognized in cost of sales, the $3.7 million of in-process research and development charge, the Seneca, South Carolina facility restructuring’s $8.9 million non-cash impairment related to equipment, land, land improvements and building and $5.1 million of other non-recurring acquisition and restructuring charges allocated to the segments. The gain on the sale of the Roanoke facility is offset by segment losses of $6.4 million in North America geosynthetics, $5.1 million in North America industrial products and $10.3 million in North America concrete fiber. The segment results were also impacted by $10.3 million in restructuring charges and a net settlement loss of $0.2 million related primarily to lump sum distributions from the pension plans. For the nine months ended September 30, 2006, total non-recurring acquisition and restructuring charges of $35.8 million, recorded in cost of sales and as operating expense, negatively impacted earnings.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Three Months Ended September 30,			Nine Months Ended September 30,
	(millions in dollars)
	2006	2005	% Increase/ (Decrease)	2006	2005	% Increase/ (Decrease)
Selected financial data
Income before interest and income taxes	$(2.4)	$17.9	NM	$44.6	$42.1	5.9%
Interest expense, net	9.1	5.8	56.9%	29.6	16.6	78.3%

Income before income taxes	(11.5)	12.1	NM	15.0	25.5	(41.2)%
Income taxes	(5.0)	4.7	NM	5.3	9.5	(44.2)%

Net Income	$(6.5)	$7.4	NM	$9.7	$16.0	(39.4)%

Worldwide sales volumes (million square yards for fabric sales)	536	649	(17.4)%	1,742	1,942	10.3%
Worldwide sales volumes (million lbs for fiber sales)	23	N/A	NM	65	N/A	NM
Unit net spread, $ per square yard (1)	$0.164	$0.149	10.1%	$0.181	$0.140	29.3%
Unit net spread, $ per lb (1)	$0.499	N/A	NM	$0.598	N/A	NM

(1) -	Unit net spread is defined as revenue less raw material cost on a per square yard basis for predominately polypropylene based fabric sales and a per pound basis for polypropylene based fiber sales.
N/A –	Concrete fiber sales were acquired with the SI Acquisition; therefore, no volume measures are presented for the prior year.
NM –	Percentage change not meaningful.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

We caution you not to put undue reliance on any forward-looking statement and undertake no obligation to update any forward-looking statements to reflect future events or developments.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturer and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.